Exhibit 23.2

March 28, 2017

Olden Lane Trust Series 3

c/o The Bank of New York Mellon, as Custodian

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re: Olden Lane Trust Series 3

Ladies and Gentlemen:

We have examined the Registration Statement (File No. 333-215440) for the above captioned Trust and we consent to the use in the Registration Statement of the references to Olden Lane Advisors LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

All the best,

Olden Lane Advisors LLC

By: /s/ Michael Macchiarola

Michael Macchiarola

Partner

200 Forrestal Road. Princeton NJ 08540 | (609) 436-9595 | www.oldenlane.com